News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2009
Achieves Record Total Net Revenue of $3.9 Billion
     MINNEAPOLIS, April 21, 2009 — U.S. Bancorp (NYSE: USB) today reported net income of $529 million for the first quarter of 2009. Diluted earnings per common share of $.24 in the current quarter were lower than the $.62 in the first quarter of 2008, but 60.0 percent higher than the $.15 in the fourth quarter of 2008. Included in first quarter of 2009 results were net securities losses totaling $.09 per diluted common share and a provision for credit losses in excess of net charge-offs equal to $.23 per diluted common share. Results for the first quarter included record total net revenue of $3.9 billion driven by strong year-over-year growth in net interest income, average loans and deposits and record mortgage banking revenue. Highlights for the first quarter of 2009 included:
•	Strong average loan growth of 19.6 percent (11.1 percent excluding acquisitions) over the first quarter of 2008, driven by:
•	Average total commercial loan growth of 8.6 percent, principally in high quality corporate lending

•	Average retail loan growth of 19.4 percent, led by credit card balances, home equity lines and student loans
•	Strong average deposit growth of 22.7 percent (12.3 percent excluding acquisitions) over the first quarter of 2008, including:
•	Average noninterest-bearing deposits growth of 32.8 percent

•	Average total savings deposits growth of 15.2 percent
•	Net interest income growth of 14.5 percent over the first quarter of 2008, driven by average earning assets growth of 13.7 percent

•	Net interest margin percentage of 3.59 percent in the first quarter of 2009 compared with 3.81 percent in the fourth quarter of 2008 and 3.55 percent in the first quarter of 2008

U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

•	Record mortgage banking revenue for the quarter, driven by:
•	Record loan applications totaling $25.0 billion

•	Record mortgage loan production volume of $13.4 billion
•	Controlled expenses for the quarter:
•	Total noninterest expense, excluding acquisitions, essentially flat to first quarter of 2008

•	Total noninterest expense lower than the fourth quarter of 2008

•	Reflects expense discipline and cost savings initiatives
•	Credit costs, as expected, trended higher and reserve to loan coverage ratios increased:
•	Provision for credit losses exceeded net charge-offs by $530 million, resulting in an increase to the allowance for credit losses equal to 67 percent of net charge-offs for the quarter

•	Allowance to period-end loans increased to 2.23 percent at March 31, 2009, compared with 1.96 percent at December 31, 2008.
•	Strong capital ratios at March 31, 2009:
•	Tier 1 capital ratio of 10.9 percent

•	Total risk-based capital ratio of 14.4 percent

•	Tangible common equity ratio of 3.7 percent

•	Tangible common equity to risk-weighted assets of 4.0 percent

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Net income attributable to U.S. Bancorp	$529	$330	$1,090	60.3	(51.5)
Diluted earnings per common share	.24	.15	.62	60.0	(61.3)

Return on average assets (%)	.81	.51	1.85
Return on average common equity (%)	9.0	5.3	21.2
Net interest margin (%)	3.59	3.81	3.55
Efficiency ratio (%)	45.8	50.0	43.1
Tangible efficiency ratio (%) (a)	43.6	47.6	41.0

Dividends declared per common share	$.050	$.425	$.425	(88.2)	(88.2)
Book value per common share (period-end)	10.96	10.47	11.55	4.7	(5.1)

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

     U.S. Bancorp reported net income of $529 million for the first quarter of 2009, compared with $1,090 million for the first quarter of 2008 and $330 million for the fourth quarter of 2008. Diluted earnings per common share of $.24 in the first quarter of 2009 were $.38 lower than first quarter of 2008, but were $.09 higher on a linked quarter basis. Return on average assets and return on average common equity were .81 percent and 9.0 percent, respectively, for the first quarter of 2009, compared with 1.85 percent and 21.2 percent, respectively, for the first quarter of 2008. In recognition of the current economic environment, the Company increased the allowance for credit losses by recording $530 million of provision for credit losses in excess of net charge-offs. Additional significant items in the first quarter of 2009 results included $198 million of net securities losses, principally related to impairment of an investment in perpetual preferred stock of a large domestic bank downgraded during the quarter and a $92 million gain from a corporate real estate transaction. In total, these significant items reduced first quarter of 2009 earnings per diluted common share by approximately $.28. In the first quarter of 2008, significant items reduced diluted earnings per common share by $.02 and included the net impact of a $492 million gain related to the Visa Inc. initial public offering (“Visa Gain”) offset by $192 million of provision for credit losses in excess of net charge-offs, $253 million of impairment charges on structured investment securities and other items. In the fourth quarter of 2008, the Company’s results were affected by similar items, including a $635 million provision for credit losses in excess of net charge-offs and $253 million of net securities losses. In total, significant items reduced fourth quarter of 2008 earnings per diluted common share by approximately $.34.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am very proud of U.S. Bancorp’s first quarter results. These results clearly demonstrated our Company’s ability to produce strong core operating earnings despite a very challenging economic environment. The first quarter 2009 earnings included record total net revenue, aided by record-setting activity in our mortgage banking division, including both loan production and fee revenue. In addition, the Company enjoyed a continuing “flight to quality” as evidenced by strong loan and deposit growth over the same quarter of 2008 and the prior quarter. The related growth in net interest income and fees from the business line activities, combined with controlled expense levels in the first quarter, led to positive core operating leverage on a year-over-year and linked quarter basis. Offsetting these positive results were, as expected, higher credit costs and additional market-related write-downs, as well as lower fee revenue in certain line items that are closely linked to the slower economy and current equity market conditions. Overall, however, our results showed
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

the distinct advantage of our Company’s diversified revenue stream and mix of businesses. Further, our strong balance sheet growth demonstrated that U.S. Bank remains positioned to respond to the borrowing needs of its customers, thereby supporting the government’s efforts to maintain the flow of credit in this stressful environment.
     “Credit costs continued to rise this quarter; an expected consequence of the weak economy and the primary contributor to the reduction in net income year-over-year. Specifically, total net charge-offs in the first quarter were 24.7 percent higher than in the prior quarter, while nonperforming assets increased by 30.0 percent. In addition to providing for net charge-offs, the Company recorded an incremental provision of $530 million in the current quarter, resulting in an increase to the allowance for credit losses as a percentage of period-end loans, excluding covered assets, from 2.09 percent at December 31, 2008, to 2.37 percent at March 31, 2009. Stress in residential housing-related industry sectors continued to have an impact on our consumer and commercial customers, and the increases in net charge-offs and the level of nonperforming assets are a direct result of that stress. Nonperforming assets to loans plus other real estate owned, excluding covered assets, was 1.56 percent at March 31, 2009, higher than the 1.14 percent posted at December 31, 2008. Importantly, however, the first quarter results demonstrate the Company’s on-going ability to generate strong operating earnings, which have and will continue to absorb the higher credit costs expected during 2009.
     “In early March, our Company declared a quarterly dividend of $.05 per common share, a reduction of $0.375 from the $0.425 dividend per common share paid in January of 2009. The decision to reduce the dividend was very difficult, given the importance of the dividend to our shareholders and our Company’s longstanding history of increasing the dividend each year. The decision was made only after careful consideration by senior management and the board of directors and was, ultimately, the right decision for our Company, given the uncertainty surrounding the current market and economic conditions. It was a proactive move to safeguard our strong capital position, preserving approximately $2.6 billion of capital on an annualized basis. In fact, as of March 31, 2009, the Company’s tangible common equity as a percent of risk-weighted assets was 4.0 percent compared with 3.5 percent at December 31, 2008. The reduction in the dividend, along with our ability to produce solid operating results, significantly enhances our ability to manage, grow, compete and prosper in this challenging environment, in effect, securing our position as one of the country’s leading financial institutions as the economy emerges from this cycle.
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

     “I would like to take this opportunity to thank all of our 56,000 employees. It is the support, commitment and hard work of these engaged employees that has enabled us to leverage the distinct advantages we offer our customers, including the strength and quality of our balance sheet, the breadth of our products and services, the convenience of our offices, the financial expertise of our bankers, and the superior service we provide.
     “Our Company’s focus has not changed. Our financial discipline and prudent approach to risk, high quality balance sheet, capital strength and earnings power have, and we believe will, allow us to successfully manage through the challenges of the coming year. This management team remains firmly committed to building deeper customer relationships, investing in innovation for the future and expanding our capabilities and reach, all for the benefit of our customers, communities, employees and shareholders.”
     The Company’s net income for the first quarter of 2009 decreased by $561 million (51.5 percent) from the same period of 2008, but increased $199 million (60.3 percent) on a linked quarter basis. The reduction in net income year-over-year was principally the result of an increase in the provision for credit losses and higher noninterest expense, partially offset by a favorable variance in total net revenue. The increase in net income on a linked quarter basis was principally the result of higher noninterest income (22.2 percent), due to strong mortgage banking revenue and a gain from a corporate real estate transaction, in addition to a decline in noninterest expense (3.5 percent), as the Company continued its strong expense control processes despite increased acquisition integration costs.
     Total net revenue on a taxable-equivalent basis for the first quarter of 2009 was $3,883 million; $9 million (.2 percent) higher than the first quarter of 2008, reflecting a 14.5 percent increase in net interest income and a 12.5 percent decrease in noninterest income. The increase in net interest income year-over-year was the result of growth in average earning assets and an increase in the net interest margin. Noninterest income declined from a year ago, principally due to the $492 million Visa Gain which was included in the prior year’s results. Apart from the unfavorable impact of the Visa Gain, noninterest income was higher than the same period of 2008, primarily due to strong growth in mortgage banking revenue, gains from security sales and a $92 million corporate real estate gain as a result of acquiring a controlling interest in an entity that owns an office building in which the Company leased office space. These positive variances were partially offset by lower corporate payment products revenue, merchant processing services, trust and investment management fees and deposit service charges, all of which were affected by the impact of the slowing economy on equity markets and consumer spending. Additionally, the current quarter was impacted
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

by higher retail lease residual losses and lower income from equity investments. Noninterest income on a linked quarter basis was higher due to a significant increase in single-family mortgage originations and the corporate real estate gain, partially offset by lower deposit service charges and equity investment income.
     Total noninterest expense in the first quarter of 2009 was $1,871 million; $92 million (5.2 percent) higher than the first quarter of 2008, and $67 million (3.5 percent) lower than the fourth quarter of 2008. The unfavorable variance in total expense year-over-year was primarily due to acquisitions, which was partially offset by focused reductions in costs as a result of the implementation of the Company’s cost containment plan in the first quarter of 2009. Operating expense in the first quarter of 2009 also included higher pension and credit collection costs. The decrease in total noninterest expense on a linked quarter basis was due to the impact of our cost containment activities, lower professional services and marketing and business development expenses and the timing of investments in tax-advantaged projects.
     The Company’s provision for credit losses reflects current adverse economic conditions. At March 31, 2009, $11.1 billion of the Company’s assets were covered by loss sharing agreements (“covered assets”). The provision for credit losses for the first quarter of 2009 was $1,318 million, an increase of $51 million over the fourth quarter of 2008 and $833 million over the first quarter of 2008. The provision for credit losses exceeded net charge-offs by $530 million in the first quarter of 2009, $635 million in the fourth quarter of 2008, and $192 million in the first quarter of 2008. The increase in the provision for credit losses reflects continuing stress in residential real estate markets, driven by declining home prices in most geographic regions. It also reflects deteriorating economic conditions and the corresponding impact on the commercial and consumer loan portfolios. Net charge-offs in the first quarter of 2009 were $788 million, compared with $632 million in the fourth quarter of 2008 and $293 million in the first quarter of 2008. Given current economic conditions and the continuing weakness in home prices and the economy in general, the Company expects net charge-offs will remain elevated during 2009.
     Nonperforming assets were $3,410 million at March 31, 2009, compared with $2,624 million at December 31, 2008, and $845 million at March 31, 2008. Nonperforming assets included $702 million of covered assets at March 31, 2009, and $643 million at December 31, 2008. The majority of these covered nonperforming assets were considered credit-impaired at acquisition, and were recorded at their estimated fair value at the date of acquisition. The remaining linked quarter and year-over-year increase in nonperforming assets was driven by continuing stress in residential home construction and related industries, as well as the residential mortgage portfolio, an increase in foreclosed properties, and the impact of the
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

economic slowdown on some commercial customers. The ratio of the allowance for credit losses to total loans, excluding covered assets, was 2.37 percent at March 31, 2009, compared with 2.09 percent at December 31, 2008, and 1.54 percent at March 31, 2008. The ratio of the allowance for credit losses to total loans, including covered assets, was 2.23 percent at March 31, 2009, compared with 1.96 percent at December 31, 2008. The Company anticipates that nonperforming assets will continue to increase during 2009 as economic conditions affect an increasing number of borrowers in both commercial and consumer loan categories.

INCOME STATEMENT HIGHLIGHTS					Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Net interest income	$2,095	$2,161	$1,830	(3.1)	14.5
Noninterest income	1,788	1,463	2,044	22.2	(12.5)

Total net revenue	3,883	3,624	3,874	7.1	.2
Noninterest expense	1,871	1,938	1,779	(3.5)	5.2

Income before provision and taxes	2,012	1,686	2,095	19.3	(4.0)
Provision for credit losses	1,318	1,267	485	4.0	nm

Income before taxes	694	419	1,610	65.6	(56.9)
Taxable-equivalent adjustment	48	40	27	20.0	77.8
Applicable income taxes	101	27	476	nm	(78.8)

Net income	545	352	1,107	54.8	(50.8)
Net income attributable to noncontrolling interests	(16)	(22)	(17)	27.3	5.9

Net income attributable to U.S. Bancorp	$529	$330	$1,090	60.3	(51.5)

Net income applicable to U.S. Bancorp common shareholders	$419	$259	$1,077	61.8	(61.1)

Diluted earnings per common share	$.24	$.15	$.62	60.0	(61.3)

Net Interest Income
     First quarter net interest income on a taxable-equivalent basis was $2,095 million, compared with $1,830 million in the first quarter of 2008, an increase of $265 million (14.5 percent). The increase was a result of growth in average earning assets, as well as a higher net interest margin percentage compared with a year ago. Average earning assets were higher by $28.3 billion (13.7 percent) than the first quarter of 2008, driven by an increase of $30.5 billion (19.6 percent) in average loans. During the first quarter of 2009, the
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

net interest margin was 3.59 percent compared with 3.55 percent in the first quarter of 2008. The net interest margin increased primarily because of growth in average loans at higher credit spreads.
     Net interest income decreased $66 million (3.1 percent) from the fourth quarter of 2008. This was the result of an expected decline in the net interest margin from 3.81 percent in the fourth quarter of 2008 to 3.59 percent in the current quarter. In the fourth quarter of 2008, the Company’s net interest margin benefited from significant volatility in short-term rates, as well as the overall declining rate environment. Additionally, the net interest margin declined in the current quarter due to the impact of the acquisitions of Downey Savings & Loan Association F.A. and PFF Bank and Trust (“Downey” and PFF”, respectively). The decline in net interest margin in the first quarter of 2009 was partially offset by growth in average earning assets of $9.3 billion (4.1 percent) compared with the fourth quarter of 2008. The Company expects net interest margin to approximate the current level for the foreseeable future.

NET INTEREST INCOME					Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Components of net interest income
Income on earning assets	$2,920	$3,195	$3,258	$(275)	$(338)
Expense on interest-bearing liabilities	825	1,034	1,428	(209)	(603)

Net interest income	$2,095	$2,161	$1,830	$(66)	$265

Average yields and rates paid
Earning assets yield	5.01%	5.63%	6.32%	(.62)%	(1.31)%
Rate paid on interest-bearing liabilities	1.72	2.16	3.20	(.44)	(1.48)

Gross interest margin	3.29%	3.47%	3.12%	(.18)%	.17%

Net interest margin	3.59%	3.81%	3.55%	(.22)%	.04%

Average balances
Investment securities	$42,321	$41,974	$43,891	$347	$(1,570)
Loans	185,705	177,205	155,232	8,500	30,473
Earning assets	235,314	225,986	207,014	9,328	28,300
Interest-bearing liabilities	194,509	190,856	179,451	3,653	15,058
Net free funds (a)	40,805	35,130	27,563	5,675	13,242

(a)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities, less non-earning assets.
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

AVERAGE LOANS					Table 4

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Commercial	$49,362	$50,328	$45,471	(1.9)	8.6
Lease financing	6,772	6,608	6,238	2.5	8.6

Total commercial	56,134	56,936	51,709	(1.4)	8.6

Commercial mortgages	23,553	22,967	20,337	2.6	15.8
Construction and development	9,845	9,691	9,199	1.6	7.0

Total commercial real estate	33,398	32,658	29,536	2.3	13.1

Residential mortgages	23,915	23,430	22,978	2.1	4.1

Credit card	13,597	12,976	11,049	4.8	23.1
Retail leasing	5,115	5,062	5,802	1.0	(11.8)
Home equity and second mortgages	19,215	18,691	16,527	2.8	16.3
Other retail	22,987	22,247	17,631	3.3	30.4

Total retail	60,914	58,976	51,009	3.3	19.4

Total loans, excluding covered assets	174,361	172,000	155,232	1.4	12.3

Covered assets	11,344	5,205	—	nm	nm

Total loans	$185,705	$177,205	$155,232	4.8	19.6

     Total average loans, excluding covered assets, were $19.1 billion (12.3 percent) higher in the first quarter of 2009 than the first quarter of 2008, driven by growth in most loan categories. Average total retail loans grew $9.9 billion, total commercial loans grew $4.4 billion, total commercial real estate loans grew $3.9 billion and residential mortgages grew $937 million. Retail loan growth, year-over-year, included a $4.7 billion increase in federally guaranteed student loan balances resulting from a portfolio purchase, the transfer of loans held for sale to held for investment and production growth. Total average loans, excluding covered assets, were $2.4 billion (1.4 percent) higher in the first quarter of 2009 than the fourth quarter of 2008. Total average retail loans grew $1.9 billion on a linked quarter basis. Consumer lending continued to experience strong growth in installment products and home equity lines. In addition, credit card balances continued to show solid growth. Total commercial real estate loans increased by $740 million and residential mortgages grew by $485 million. These increases were partially offset by a decline in average total commercial loans of $802 million, which was primarily the result of lower overdrafts and noninterest bearing corporate card balances. Average covered assets related to the Downey and PFF acquisitions were
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

$11.3 billion in the first quarter of 2009 compared with $5.2 billion in the fourth quarter of 2008. These balances were acquired on November 21, 2008.
     Average investment securities in the first quarter of 2009 were $1.6 billion (3.6 percent) lower than the first quarter of 2008 and slightly higher (.8 percent) than the fourth quarter of 2008. The composition of the Company’s investment portfolio remained principally the same.

AVERAGE DEPOSITS					Table 5

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Noninterest-bearing deposits	$36,020	$31,639	$27,119	13.8	32.8
Interest-bearing savings deposits
Interest checking	32,039	29,467	30,303	8.7	5.7
Money market savings	27,927	27,009	25,590	3.4	9.1
Savings accounts	10,339	7,657	5,134	35.0	nm

Total of savings deposits	70,305	64,133	61,027	9.6	15.2
Time certificates of deposit less than $100,000	18,132	15,414	13,607	17.6	33.3
Time deposits greater than $100,000	36,071	33,283	29,105	8.4	23.9

Total interest-bearing deposits	124,508	112,830	103,739	10.4	20.0

Total deposits	$160,528	$144,469	$130,858	11.1	22.7

     Average total deposits for the first quarter of 2009 increased $29.7 billion (22.7 percent) over the first quarter of 2008. Excluding deposits from 2008 acquisitions (Mellon 1st Business Bank, Downey and PFF), average total deposits increased $16.1 billion (12.3 percent) over the first quarter of 2008. Noninterest-bearing deposits increased $8.9 billion (32.8 percent) year-over-year, primarily due to growth in the Wealth Management & Securities Services and Wholesale Banking business lines and the impact of acquisitions. Average total savings deposits increased year-over-year by $9.3 billion (15.2 percent) because of an increase in average savings accounts of $5.2 billion, primarily in Consumer Banking, a $1.7 billion increase (5.7 percent) in average interest checking balances, the result of higher Consumer Banking and state and municipal government-related balances, and a $2.3 billion increase (9.1 percent) in average money market savings balances driven by higher balances from broker-dealer and institutional trust customers and the impact of acquisitions. Average time certificates of deposit less than $100,000 were higher year-over-year by $4.5 billion (33.3 percent) primarily due to acquisitions. Average time deposits greater than $100,000
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

increased by $7.0 billion (23.9 percent) year-over-year as a result of the business lines’ ability to attract larger customer deposits given current market conditions and the impact of acquisitions.
     Average total deposits increased $16.1 billion (11.1 percent) over the fourth quarter of 2008 with $6.6 billion of the increase related to the full quarter impact of the Downey and PFF acquisitions. Average noninterest-bearing deposits for the first quarter of 2009 increased $4.4 billion (13.8 percent) over the prior quarter due primarily to increases in broker-dealer and commercial banking balances and the impact of acquisitions. Total average savings deposits increased $6.2 billion (9.6 percent) over the fourth quarter of 2008, with increases in all categories. This growth was principally the result of strong participation in a new savings product offered by Consumer Banking, increases in broker-dealer and corporate and institutional trust balances, as well as the impact of acquisitions. Average time certificates less than $100,000 increased $2.7 billion (17.6 percent) over the prior quarter due to acquisitions, while average time deposits greater than $100,000 increased by $2.8 billion (8.4 percent) quarter-over-quarter, reflecting acquisitions and wholesale funding decisions.

NONINTEREST INCOME					Table 6

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Credit and debit card revenue	$256	$256	$248	—	3.2
Corporate payment products revenue	154	154	164	—	(6.1)
ATM processing services	102	95	84	7.4	21.4
Merchant processing services	258	271	271	(4.8)	(4.8)
Trust and investment management fees	294	300	335	(2.0)	(12.2)
Deposit service charges	226	260	257	(13.1)	(12.1)
Treasury management fees	137	128	124	7.0	10.5
Commercial products revenue	129	131	112	(1.5)	15.2
Mortgage banking revenue	233	23	105	nm	nm
Investment products fees and commissions	28	37	36	(24.3)	(22.2)
Securities gains (losses), net	(198)	(253)	(251)	21.7	21.1
Other	169	61	559	nm	(69.8)

Total noninterest income	$1,788	$1,463	$2,044	22.2	(12.5)

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

Noninterest Income
     First quarter noninterest income was $1,788 million; $256 million (12.5 percent) lower than the first quarter of 2008 and $325 million (22.2 percent) higher than the fourth quarter of 2008. Noninterest income declined from the first quarter of 2008, principally due to the $492 million Visa Gain which was included in the prior year’s results. Offsetting this item was a significant increase in mortgage banking revenue due to an increase in mortgage loan production, the result of the current low rate environment. Other increases in noninterest income included higher ATM processing services of $18 million (21.4 percent) related to growth in transaction volumes and business expansion, an increase in treasury management fees of $13 million (10.5 percent) as declining rates reduced customer earnings credits and transaction volumes grew, and an increase in commercial products revenue of $17 million (15.2 percent) due to higher foreign exchange revenue, letters of credit and other commercial loan fees. Fee-based revenue in certain revenue categories decreased because weaker economic conditions adversely impacted consumer and business behavior. Corporate payment products revenue and merchant processing services revenue were lower in the first quarter of 2009 than the first quarter of 2008 by $10 million (6.1 percent) and $13 million (4.8 percent), respectively, as transaction volumes declined. Deposit service charges decreased $31 million (12.1 percent), primarily due to lower overdraft fees, with a decrease in the volume of overdraft incidences more than offsetting account growth. Trust and investment management fees declined $41 million (12.2 percent) and investment products fees and commissions declined $8 million (22.2 percent) reflecting a decline in equity market conditions. Other income decreased $390 million (69.8 percent), primarily due to the net impact of the 2008 Visa Gain, offset by a $62 million reduction in income in 2008 from the adoption of an accounting standard and a corporate real estate gain in the current quarter. Net securities losses were lower than a year ago by $53 million (21.1 percent) because the Company sold certain fixed-rate securities for gains in the first quarter of 2009. Impairment charges on securities were $254 million in the current quarter, approximately the same as recorded in the first quarter of 2008.
     Noninterest income was higher by $325 million (22.2 percent) in the first quarter of 2009 than the fourth quarter of 2008, reflecting the strong mortgage banking production environment and the corporate real estate gain of $92 million. Mortgage banking revenue increased $210 million, with nearly $25 billion in applications received (a 37.5 percent increase over the fourth quarter of 2008) and over $13 billion in loans closed (the Company sells the majority of these loans to government-sponsored enterprises). ATM
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

processing services increased $7 million (7.4 percent) from growth in transaction volumes and business expansion. Treasury management fees increased by $9 million (7.0 percent) due to higher transaction volumes. Other income, which increased by $108 million, principally reflected the gain on the corporate real estate transaction. Merchant processing services revenue decreased $13 million (4.8 percent) due to lower transaction volumes and average fees per transaction. Trust and investment management fees and investment products fees and commissions were lower by $6 million (2.0 percent) and $9 million (24.3 percent), respectively, due to a decline in equity market conditions in the first quarter of 2009. Deposit service charges decreased $34 million (13.1 percent) as the impact of a decline in overdraft transactions and fewer processing days was partially offset by account growth, including acquisitions.

NONINTEREST EXPENSE					Table 7

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q09 vs	1Q09 vs
	2009	2008	2008	4Q08	1Q08

Compensation	$786	$770	$745	2.1	5.5
Employee benefits	155	124	137	25.0	13.1
Net occupancy and equipment	211	202	190	4.5	11.1
Professional services	52	73	47	(28.8)	10.6
Marketing and business development	56	90	79	(37.8)	(29.1)
Technology and communications	155	156	140	(.6)	10.7
Postage, printing and supplies	74	77	71	(3.9)	4.2
Other intangibles	91	93	87	(2.2)	4.6
Other	291	353	283	(17.6)	2.8

Total noninterest expense	$1,871	$1,938	$1,779	(3.5)	5.2

Noninterest Expense
     Noninterest expense in the first quarter of 2009 totaled $1,871 million, an increase of $92 million (5.2 percent) over the first quarter of 2008, principally due to acquisitions, and a decrease of $67 million (3.5 percent) from the fourth quarter of 2008. Compensation expense increased $41 million (5.5 percent) over the first quarter of 2008 primarily due to businesses acquired in 2008. Employee benefits expense increased $18 million (13.1 percent), partially due to acquired businesses, but also because of increased pension costs associated with previous period declines in the value of pension assets. Net occupancy and equipment expense increased $21 million (11.1 percent) and technology and communications expense increased $15 million (10.7 percent) over the first quarter of 2008, primarily due to acquisitions, as well as branch-based
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

and other business expansion initiatives. Other expense increased $8 million (2.8 percent) as a result of increased costs for other real estate owned, mortgage servicing, tax-advantaged projects and acquisition integration. Marketing and business development expense decreased $23 million (29.1 percent) year-over-year due to a contribution to the U.S. Bancorp Foundation in the first quarter of 2008.
     Noninterest expense decreased $67 million (3.5 percent) in the first quarter of 2009 from the fourth quarter of 2008. Professional services expense was $21 million (28.8 percent) lower on a linked quarter basis due to expense control initiatives and the timing of business line initiatives. The $34 million (37.8 percent) decline in marketing and business development expense was attributed to expenses in the fourth quarter of 2008 related to a national advertising campaign. Other expense was $62 million (17.6 percent) lower than the fourth quarter of 2008 due to seasonally lower costs related to tax-advantaged projects, as well as reduced litigation, branch-related and fraud losses, all of which were partially offset by higher acquisition integration costs. Compensation expense increased $16 million (2.1 percent) on a linked quarter basis, principally due to acquisitions. Employee benefits expense increased $31 million (25.0 percent) compared with the fourth quarter of 2008 due to seasonally higher payroll taxes and increased pension costs. Net occupancy and equipment expense was $9 million (4.5 percent) higher on a linked quarter basis primarily reflecting recent acquisitions and other branch-related improvements.
Provision for Income Taxes
     The provision for income taxes for the first quarter of 2009 resulted in a tax rate on a taxable-equivalent basis of 21.5 percent (effective tax rate of 15.6 percent) compared with 31.2 percent (effective tax rate of 30.1 percent) in the first quarter of 2008 and 16.0 percent (effective tax rate of 7.1 percent) in the fourth quarter of 2008. The decline in the effective tax rate reflects the marginal impact of the decline in pretax earnings.
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

Acquired Loans and Other Assets
     Assets acquired in the Downey and PFF acquisitions are substantially covered under loss sharing agreements with the FDIC. The majority of the acquired loans were considered credit-impaired at acquisition and recorded at their estimated fair value at acquisition, which included discounts for the expected amount of credit loss and the estimated impact of the loss sharing agreements. The following table provides an overview of balances at March 31, 2009. To enhance information related to credit quality, the Company’s financial disclosures segregate covered assets from assets not subject to loss sharing agreements.

DOWNEY AND PFF ACQUISITIONS		Table 8
($ in millions)
	3/31/09	3/31/09
	Contract Value	Book Value

Covered assets
Loans	$12,682	$8,505
Other real estate	357	269

Subtotal	13,039	8,774
Benefit of loss sharing agreement	—	2,279

Total covered assets	13,039	11,053
Other loans and other real estate	822	720

Total loans and other real estate acquired	$13,861	$11,773

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

ALLOWANCE FOR CREDIT LOSSES					Table 9
($ in millions)	1Q	4Q	3Q	2Q	1Q
	2009	2008	2008	2008	2008

Balance, beginning of period	$3,639	$2,898	$2,648	$2,435	$2,260

Net charge-offs
Commercial	112	108	57	51	39
Lease financing	55	31	22	18	16

Total commercial	167	139	79	69	55
Commercial mortgages	13	14	9	6	4
Construction and development	117	63	56	12	8

Total commercial real estate	130	77	65	18	12

Residential mortgages	91	84	71	53	26

Credit card	212	169	149	139	108
Retail leasing	13	11	9	8	7
Home equity and second mortgages	70	52	48	48	30
Other retail	99	95	77	61	55

Total retail	394	327	283	256	200

Total net charge-offs, excluding covered assets	782	627	498	396	293
Covered assets	6	5	—	—	—

Total net charge-offs	788	632	498	396	293
Provision for credit losses	1,318	1,267	748	596	485
Acquisitions and other changes	(64)	106	—	13	(17)

Balance, end of period	$4,105	$3,639	$2,898	$2,648	$2,435

Components
Allowance for loan losses	$3,947	$3,514	$2,767	$2,518	$2,251
Liability for unfunded credit commitments	158	125	131	130	184

Total allowance for credit losses	$4,105	$3,639	$2,898	$2,648	$2,435

Gross charge-offs	$840	$678	$544	$439	$348
Gross recoveries	$52	$46	$46	$43	$55

Allowance for credit losses as a percentage of Period-end loans, excluding covered assets	2.37	2.09	1.71	1.60	1.54
Nonperforming loans, excluding covered assets	169	206	222	273	358
Nonperforming assets, excluding covered assets	152	184	194	233	288

Period-end loans	2.23	1.96	1.71	1.60	1.54
Nonperforming loans	131	151	222	273	358
Nonperforming assets	120	139	194	233	288
Credit Quality
     During the first quarter of 2009, credit losses and nonperforming assets continued to trend higher. The allowance for credit losses was $4,105 million at March 31, 2009, compared with $3,639 million at December 31, 2008, and $2,435 million at March 31, 2008. As a result of the continued stress in the residential housing markets, homebuilding and related industry sectors, and increasing weakness in
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

commercial and retail portfolios, the Company recorded $530 million of provision for credit losses in excess of net charge-offs, increasing the allowance for credit losses during the first quarter of 2009. Total net charge-offs in the first quarter of 2009 were $788 million, compared with $632 million in the fourth quarter of 2008, and $293 million in the first quarter of 2008. The increase in total net charge-offs from a year ago was driven by factors affecting the residential housing markets, including homebuilding and related industries, and credit costs associated with credit card and other consumer loans as the economy weakened.
     Commercial and commercial real estate loan net charge-offs increased to $297 million in the first quarter of 2009 (1.35 percent of average loans outstanding) compared with $216 million (.96 percent of average loans outstanding) in the fourth quarter of 2008 and $67 million (.33 percent of average loans outstanding) in the first quarter of 2008. This increasing trend reflected continuing stress in housing, especially residential homebuilding and related industry sectors.
     Residential mortgage loan net charge-offs increased to $91 million in the first quarter of 2009 (1.54 percent of average loans outstanding) compared with $84 million (1.43 percent of average loans outstanding) in the fourth quarter of 2008 and $26 million (.46 percent of average loans outstanding) in the first quarter of 2008. Total retail loan net charge-offs were $394 million (2.62 percent of average loans outstanding) in the first quarter of 2009 compared with $327 million (2.21 percent of average loans outstanding) in the fourth quarter of 2008 and $200 million (1.58 percent of average loans outstanding) in the first quarter of 2008. The increased residential mortgage and retail loan credit losses reflected the adverse impact of current economic conditions on consumers.
     The ratio of the allowance for credit losses to period-end loans was 2.23 percent (2.37 percent excluding covered assets) at March 31, 2009, compared with 1.96 percent (2.09 percent excluding covered assets) at December 31, 2008, and 1.54 percent at March 31, 2008. The ratio of the allowance for credit losses to nonperforming loans was 131 percent (169 percent excluding covered assets) at March 31, 2009, compared with 151 percent (206 percent excluding covered assets) at December 31, 2008, and 358 percent at March 31, 2008.
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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

CREDIT RATIOS				Table 10
(Percent)	1Q	4Q	3Q	2Q	1Q
	2009	2008	2008	2008	2008

Net charge-offs ratios (a)
Commercial	.92	.85	.47	.43	.34
Lease financing	3.29	1.87	1.36	1.14	1.03
Total commercial	1.21	.97	.58	.51	.43

Commercial mortgages	.22	.24	.16	.11	.08
Construction and development	4.82	2.59	2.36	.52	.35
Total commercial real estate	1.58	.94	.81	.24	.16

Residential mortgages	1.54	1.43	1.21	.91	.46
Credit card	6.32	5.18	4.85	4.84	3.93
Retail leasing	1.03	.86	.69	.58	.49
Home equity and second mortgages	1.48	1.11	1.07	1.13	.73
Other retail	1.75	1.70	1.41	1.16	1.25
Total retail	2.62	2.21	1.98	1.86	1.58

Total net charge-offs, excluding covered assets	1.82	1.45	1.19	.98	.76
Covered assets	.21	.38	—	—	—
Total net charge-offs	1.72	1.42	1.19	.98	.76

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.19	.13	.11	.09	.09
Commercial real estate	.07	.11	.05	.09	.13
Residential mortgages	2.03	1.55	1.34	1.09	.98
Retail	.94	.82	.68	.63	.69
Total loans, excluding covered assets	.68	.56	.46	.41	.43
Covered assets	6.76	5.13	—	—	—
Total loans	1.05	.84	.46	.41	.43

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	1.59	.82	.76	.71	.60
Commercial real estate	3.87	3.34	2.25	1.57	1.18
Residential mortgages	3.02	2.44	2.00	1.55	1.24
Retail	1.16	.97	.81	.74	.77
Total loans, excluding covered assets	2.08	1.57	1.23	1.00	.86
Covered assets	13.11	10.74	—	—	—
Total loans	2.74	2.14	1.23	1.00	.86
(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

ASSET QUALITY					Table 11
($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2009	2008	2008	2008	2008

Nonperforming loans
Commercial	$651	$290	$280	$265	$201
Lease financing	119	102	85	75	64

Total commercial	770	392	365	340	265
Commercial mortgages	392	294	164	139	102
Construction and development	887	780	545	326	212

Total commercial real estate	1,279	1,074	709	465	314
Residential mortgages	239	210	155	108	59
Retail	135	92	74	58	42

Total nonperforming loans, excluding covered assets	2,423	1,768	1,303	971	680
Covered assets	702	643	—	—	—

Total nonperforming loans	3,125	2,411	1,303	971	680

Other real estate	257	190	164	142	141
Other nonperforming assets	28	23	25	22	24

Total nonperforming assets (a)	$3,410	$2,624	$1,492	$1,135	$845

Accruing loans 90 days or more past due, excluding covered assets	$1,185	$967	$787	$687	$676

Accruing loans 90 days or more past due	$1,932	$1,554	$787	$687	$676

Restructured loans that continue to accrue interest	$1,901	$1,509	$1,180	$1,029	$695

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.56	1.14	.88	.68	.53

Nonperforming assets to loans plus ORE (%)	1.85	1.42	.88	.68	.53
(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at March 31, 2009, totaled $3,410 million, compared with $2,624 million at December 31, 2008, and $845 million at March 31, 2008. Included in March 31, 2009, nonperforming assets were $702 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.85 percent (1.56 percent excluding covered assets) at March 31, 2009, compared with 1.42 percent (1.14 percent excluding covered assets) at December 31, 2008, and .53 percent at March 31, 2008. The increase in nonperforming assets from a year ago was driven primarily by the residential construction portfolio and related industries, as well as the residential mortgage portfolio, an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. Specifically in nonperforming commercial loans this quarter was a large real estate company now in bankruptcy. Although the loan was a significant portion of the increase in commercial nonperforming loans, the loss, if any, is not

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

expected to be material. The Company expects nonperforming assets to continue to increase as difficult economic conditions affect more borrowers, both consumer and commercial. Accruing loans 90 days or more past due increased to $1,932 million ($1,185 million excluding covered assets) at March 31, 2009, compared with $1,554 million ($967 million excluding covered assets) at December 31, 2008, and $676 million at March 31, 2008. The year-over-year increase in delinquent loans that continue to accrue interest was primarily related to residential mortgages, commercial, credit cards, home equity loans, and covered assets. Restructured loans that continue to accrue interest have also increased from the first quarter of 2008 and the fourth quarter of 2008, reflecting the impact of restructurings for certain residential mortgage customers in light of current economic conditions. The Company expects this trend to continue as the Company assists borrowers who are having financial difficulties.

CAPITAL POSITION					Table 12
($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2009	2008	2008	2008	2008

Total U.S. Bancorp shareholders’ equity	$27,223	$26,300	$21,675	$21,828	$21,572
Tier 1 capital	25,283	24,426	18,877	18,624	18,543
Total risk-based capital	33,505	32,897	27,403	27,502	27,207

Tier 1 capital ratio	10.9%	10.6%	8.5%	8.5%	8.6%
Total risk-based capital ratio	14.4	14.3	12.3	12.5	12.6
Leverage ratio	9.8	9.8	8.0	7.9	8.1
Tangible common equity	3.7	3.2	4.4	4.5	4.7
Tangible common equity, excluding accumulated other comprehensive income (loss)	4.8	4.5	5.2	5.2	5.3
Tangible common equity as a percent of risk-weighted assets	4.0	3.5	4.7	4.9	5.0
     On November 14, 2008, the Company issued preferred stock and warrants to the U.S. Department of the Treasury for $6.6 billion. As a result of this transaction, the Company’s total shareholders’ equity and capital ratios increased beginning with the fourth quarter of 2008. Additionally, in the first quarter of 2009, the Company reduced its common dividend to $.05 per common share. This reduction preserved common equity and had a positive impact on our capital ratios in the first quarter of 2009. Total U.S. Bancorp shareholders’ equity was $27.2 billion at March 31, 2009, compared with $26.3 billion at December 31, 2008, and $21.6 billion at March 31, 2008. Tangible common equity divided by tangible assets was 3.7 percent at March 31, 2009, compared with 3.2 percent at December 31, 2008, and 4.7 percent at March 31,

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

2008. Tangible common equity as a percent of risk-weighted assets was 4.0 percent at March 31, 2009, compared with 3.5 percent at December 31, 2008, and 5.0 percent at March 31, 2008. The Tier 1 capital ratio was 10.9 percent at March 31, 2009, compared with 10.6 percent at December 31, 2008, and 8.6 percent at March 31, 2008. The total risk-based capital ratio was 14.4 percent at March 31, 2009, compared with 14.3 percent at December 31, 2008, and 12.6 percent at March 31, 2008. The leverage ratio was 9.8 percent at March 31, 2009, and at December 31, 2008, compared with 8.1 percent at March 31, 2008. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES					Table 13
(Millions)	1Q	4Q	3Q	2Q	1Q
	2009	2008	2008	2008	2008

Beginning shares outstanding	1,755	1,754	1,741	1,738	1,728
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	1	13	3	12
Shares repurchased	—	—	—	—	(2)

Ending shares outstanding	1,759	1,755	1,754	1,741	1,738

LINE OF BUSINESS FINANCIAL PERFORMANCE(a)						Table 14
($ in millions)	Net Income Attributable
	to U.S. Bancorp			Percent Change		1Q 2009
	1Q	4Q	1Q	1Q09 vs	1Q09 vs	Earnings
Business Line	2009	2008	2008	4Q08	1Q08	Composition

Wholesale Banking	$26	$140	$257	(81.4)	(89.9)	5%
Consumer Banking	205	95	329	nm	(37.7)	39
Wealth Management & Securities Services	117	132	146	(11.4)	(19.9)	22
Payment Services	98	88	207	11.4	(52.7)	18
Treasury and Corporate Support	83	(125)	151	nm	(45.0)	16

Consolidated Company	$529	$330	$1,090	60.3	(51.5)	100%

(a) preliminary data

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2009, line of business results were restated and presented on a comparable basis for organization and methodology changes to more closely align capital allocation with Basel II requirements and to allocate the provision for credit losses based on net charge-offs and changes in the risks of specific loan portfolios. Previously the provision in excess of net charge-offs remained in Treasury and Corporate Support, and the other lines of business’ results included only the portion of the provision for credit losses equal to net charge-offs.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking recorded net income of $26 million in the first quarter of 2009, compared with $257 million of net income in the first quarter of 2008 and $140 million of net income in the fourth quarter of 2008. Stronger total net revenue year-over-year was more than offset by an increase in the provision for credit losses and an increase in total noninterest expense driven primarily by the Mellon 1st Business Bank acquisition. Net interest income increased $67 million year-over-year due to strong growth in average earning assets and deposits, partially offset by the impact of declining rates. Total noninterest income increased $22 million (11.5 percent) as growth in treasury management, letters of credit, commercial loan, capital markets and foreign exchange fees was partially offset by lower income from equity investments and commercial leasing activities. Total noninterest expense increased by $11 million (4.3 percent) over a year ago primarily due to integration costs and other intangible assets expense related to the impact of the Mellon 1st Business Bank

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

acquisition. The provision for credit losses was $442 million higher year over year due to an increase in net charge-offs and additional reserve build, due to continued credit quality deterioration.
     Wholesale Banking’s contribution to net income in the first quarter of 2009 was $114 million lower than the fourth quarter of 2008. The decline was driven by an increase in the provision for credit losses and lower total net revenue, partially offset by lower total noninterest expense. Total net revenue was lower on a linked quarter basis due to a decrease in both net interest income (13.2 percent) and total noninterest income (3.6 percent). The decrease in net interest income was due to the impact of declining rates on the margin benefit of deposits, partially offset by growth in average loan and deposit balances. Total noninterest income decreased on a linked quarter basis because of lower equity investment income, partially offset by an increase in treasury management fees. Total noninterest expense decreased $13 million (4.6 percent) due to lower compensation costs, other intangibles and other real estate owned expenses, and the impact of cost containment processes, partially offset by higher FDIC insurance and pension expense. The provision for credit losses increased due to higher net charge-offs and deterioration in the credit quality within several industry sectors including commercial real estate.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $205 million of the Company’s net income in the first quarter of 2009, a $124 million (37.7 percent) decrease from the first quarter of 2008, but a $110 million increase from the prior quarter. Within Consumer Banking, the retail banking division accounted for $77 million of the total contribution, 73.1 percent below the same quarter of last year and a 25.2 percent decrease on a linked quarter basis. The decrease in the retail banking division from the same period of 2008 was due to the net impact of lower total net revenue, higher total noninterest expense and an increase in the provision for credit losses. Net interest income for the retail banking division was essentially flat year-over-year as increases in average loan and deposit balances, including the impact of Downey and PFF, and yield-related loan fees were offset by a reduction in the margin benefit of deposits in a declining interest rate environment. Total noninterest income for the retail banking division decreased 10.2 percent from a year ago due to lower deposit service charges and higher retail lease residual losses, partially offset by growth in revenue from ATM processing services. Total noninterest expense in the first quarter of 2009 was 13.7 percent higher year-over-year, reflecting acquisitions and branch expansion initiatives. In

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

addition, the division experienced higher credit-related costs associated with other real estate owned and foreclosures, which were partially, offset by the impact of the cost containment processes. The provision for credit losses for the retail banking division was higher due to a year-over-year increase in net charge-offs and continued stress in residential mortgages, home equity and other installment and consumer loan portfolios. In the first quarter of 2009, the mortgage banking division’s contribution was $128 million, an $85 million increase over the first quarter of 2008. The increase in the mortgage banking division’s contribution was the result of higher total net revenue, partially offset by higher total noninterest expense and provision for credit losses. The division’s total net revenue increased by $175 million over a year ago, reflecting record mortgage loan production and an increase in net interest income. Total noninterest expense for the mortgage banking division increased $26 million (34.2 percent) over the first quarter of 2008 primarily due to higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the first quarter of 2009 was higher by $110 million than the fourth quarter of 2008 primarily due to strong mortgage banking revenue. The retail banking division’s contribution decreased 25.2 percent on a linked quarter basis, as lower total net revenue and higher total noninterest expense was partially offset by a reduction in provision for credit losses. Total net revenue for the retail banking division decreased $57 million (4.2 percent) due to a decline in net interest income, as growth in average loans and deposits was more than offset by the reduced margin benefit of deposits in a declining rate environment. The unfavorable variance in net interest income was partially offset by a $22 million (5.7 percent) increase in total noninterest income. The increase in total noninterest income was driven by lower retail lease residual losses and higher ATM processing revenue, partially offset by lower deposit service charges. Total noninterest expense for the retail banking division increased $13 million (1.7 percent) on a linked quarter basis. This increase was due primarily to the impact of acquisitions on compensation and employee benefits expense, net occupancy and equipment expense and other intangibles expense. The provision for credit losses for the division declined by $29 million (6.7 percent), as the increase in net charge-offs was offset by a reduction in the allocation of provision expense in excess of net charge-offs compared with the fourth quarter of 2008. The contribution of the mortgage banking division increased $136 million from the fourth quarter of 2008, driven by record mortgage production. Total net revenue increased by $228 million, as mortgage banking revenue grew $210 million. Additionally net interest income increased 34.4 percent primarily due to increased volumes in the mortgages held-for-sale

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

portfolio. Total noninterest expense in the mortgage banking division increased by $24 million (30.8 percent) over the fourth quarter of 2008, reflecting the higher volume of activity. The mortgage banking division’s provision for credit losses decreased $10 million on a linked quarter basis.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $117 million of the Company’s net income in the first quarter of 2009, a 19.9 percent decrease from the first quarter of 2008 and an 11.4 percent decrease from the fourth quarter of 2008. Total net revenue year-over-year decreased $52 million (10.7 percent). Net interest income fell by $7 million (5.9 percent), primarily due to a decline in the margin benefit of average deposit balances, while total noninterest income decreased by $45 million (12.2 percent), reflecting the impact of unfavorable equity market conditions compared with a year ago. Total noninterest expense was 2.7 percent lower than the same quarter of 2008 primarily due to lower compensation and employee benefits expense and other intangibles expense.
     The decrease in the business line’s contribution in the first quarter of 2009 compared with prior quarter was the result of lower total net revenue, partially offset by lower total noninterest expense. Total net revenue was lower principally due to the impact of declining rates on the margin benefit of deposits. This decrease was partially offset by higher noninterest income resulting from valuation losses recorded in the fourth quarter of 2008, net of the impact of declining equity market conditions on fees.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services’ offerings are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $98 million of the Company’s net income in the first quarter of 2009, a decrease of 52.7 percent from the same period of 2008 and an 11.4 percent increase from prior quarter. The decline year-over-year was due primarily to a $185 million increase in the provision for credit losses driven by an increase in net charge-offs and an increase in provision expense related to credit card portfolio growth, higher delinquency rates and changing economic conditions from a year ago. These unfavorable variances were partially offset by an increase in total net revenue, as higher net interest income (9.1 percent) was partially offset by lower total noninterest income

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

(1.4 percent). Net interest income increased $23 million due to strong growth in credit card balances, partially offset by the unfavorable impact of the timing of asset repricing. Total noninterest income decreased $10 million year-over-year, due to lower merchant processing services and corporate payment products revenues due to a decline in transaction volumes.
     Payment Services’ contribution in the first quarter of 2009 increased $10 million (11.4 percent) from the fourth quarter of 2008 due to a decrease in the provision for credit losses (2.1 percent) and lower total noninterest expense, partially offset by a decline in total net revenue. Total net revenue declined $31 million (3.1 percent) from the fourth quarter of 2008. Net interest income decreased $16 million (5.5 percent) on a linked quarter basis, as loan growth was offset by the impact of the timing of asset repricing and cost of rebates on the government card program. Total noninterest income declined 2.1 percent, as the slowdown in the economy resulted in lower merchant processing transaction volumes. The provision for credit losses decreased by $9 million (2.1 percent) as the increase in net charge-offs was offset by a reduction in the allocation of provision expense in excess of net charge-offs compared with the fourth quarter of 2008.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $83 million in the first quarter of 2009, compared with net income of $151 million in the first quarter of 2008 and a net loss of $125 million in the fourth quarter of 2008. Net interest income increased $132 million in the current quarter over the first quarter of 2008, reflecting the impact of the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased $303 million, primarily due to the impact of the 2008 Visa Gain, offset by a reduction in income in 2008 from the adoption of an accounting standard and a corporate real estate gain and securities gains in the current quarter.
     Net income in the first quarter of 2009 was higher on a linked quarter basis as total net revenue increased $242 million, primarily due to the impact of changes in the interest rate environment, the impact of the corporate real estate transaction and securities gains recorded in the current quarter. Additionally, total noninterest expense was lower by $55 million, reflecting lower incentive, professional services and litigation expenses, partially offset by higher acquisition integration costs.

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 7:00 AM (CDT) ON TUESDAY, APRIL 21, 2009. The conference call will be available by telephone or on the Internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 90938922. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, April 21st, and will run through Tuesday, April 28th, at 11:00 PM (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 90938922. To access the webcast go to www.usbank.com and click on “About U.S. Bancorp” and then “Investor/Shareholder Information”. The webcast link can be found under “Webcasts and Presentations”.
Minneapolis-based U.S. Bancorp (“USB”), with $264 billion in assets, is the parent company of U.S. Bank National Association, the 6th largest commercial bank in the United States. The Company operates 2,847 banking offices and 5,183 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A continuation of the recent turbulence in significant portions of the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions. Concerns about the stability of the financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction of business activity, and increased market volatility. There can be no assurance that any governmental program or legislation will help to stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely impact our business. In addition, our business and financial

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U.S. Bancorp Reports First Quarter 2009 Results
April 21, 2009

performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, by changes in the creditworthiness and performance of our counterparties, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile,” and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2009	2008

Interest Income
Loans	$2,350	$2,560
Loans held for sale	63	73
Investment securities	434	535
Other interest income	20	37

Total interest income	2,867	3,205
Interest Expense
Deposits	324	606
Short-term borrowings	143	322
Long-term debt	353	474

Total interest expense	820	1,402

Net interest income	2,047	1,803
Provision for credit losses	1,318	485

Net interest income after provision for credit losses	729	1,318
Noninterest Income
Credit and debit card revenue	256	248
Corporate payment products revenue	154	164
ATM processing services	102	84
Merchant processing services	258	271
Trust and investment management fees	294	335
Deposit service charges	226	257
Treasury management fees	137	124
Commercial products revenue	129	112
Mortgage banking revenue	233	105
Investment products fees and commissions	28	36
Securities gains (losses), net	(198)	(251)
Other	169	559

Total noninterest income	1,788	2,044
Noninterest Expense
Compensation	786	745
Employee benefits	155	137
Net occupancy and equipment	211	190
Professional services	52	47
Marketing and business development	56	79
Technology and communications	155	140
Postage, printing and supplies	74	71
Other intangibles	91	87
Other	291	283

Total noninterest expense	1,871	1,779

Income before income taxes	646	1,583
Applicable income taxes	101	476

Net income	545	1,107
Net income attributable to noncontrolling interests	(16)	(17)

Net income attributable to U.S. Bancorp	$529	$1,090

Net income applicable to U.S. Bancorp common shareholders	$419	$1,077

Earnings per common share	$.24	$.62
Diluted earnings per common share	$.24	$.62
Dividends declared per common share	$.050	$.425
Average common shares outstanding	1,754	1,731
Average diluted common shares outstanding	1,760	1,748

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2009	2008	2008

Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$6,154	$6,859	$7,323
Investment securities
Held-to-maturity	51	53	72
Available-for-sale	39,215	39,468	41,624
Loans held for sale	4,656	3,210	5,241
Loans
Commercial	54,923	56,618	52,744
Commercial real estate	33,630	33,213	29,969
Residential mortgages	24,022	23,580	23,218
Retail	60,814	60,368	52,369

Total loans, excluding covered assets	173,389	173,779	158,300
Covered assets	11,053	11,450	—

Total loans	184,442	185,229	158,300
Less allowance for loan losses	(3,947)	(3,514)	(2,251)

Net loans	180,495	181,715	156,049
Premises and equipment	2,057	1,790	1,805
Goodwill	8,419	8,571	7,685
Other intangible assets	2,698	2,834	2,962
Other assets	19,879	21,412	19,020

Total assets	$263,624	$265,912	$241,781

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$38,704	$37,494	$32,870
Interest-bearing	90,689	85,886	76,895
Time deposits greater than $100,000	33,173	35,970	28,505

Total deposits	162,566	159,350	138,270
Short-term borrowings	26,007	33,983	36,392
Long-term debt	38,825	38,359	36,229
Other liabilities	8,284	7,187	8,555

Total liabilities	235,682	238,879	219,446
Shareholders’ equity
Preferred stock	7,939	7,931	1,500
Common stock	20	20	20
Capital surplus	5,744	5,830	5,677
Retained earnings	23,015	22,541	23,033
Less treasury stock	(6,546)	(6,659)	(7,178)
Accumulated other comprehensive income (loss)	(2,949)	(3,363)	(1,480)

Total U.S. Bancorp shareholders’ equity	27,223	26,300	21,572
Noncontrolling interests	719	733	763

Total equity	27,942	27,033	22,335

Total liabilities and equity	$263,624	$265,912	$241,781